[Company Letterhead]
May 18, 2011
Ms. Kimberly Ross
[Address]

Dear Kimberly:

We are pleased to offer you the position of Executive Vice President and Chief Financial Officer for Avon Products, Inc. (“Avon”) reporting to Andrea Jung, Chairman and CEO.

Your annual base salary will be $750,000. Although this salary is quoted on an annual basis, it does not imply a specific period of employment.

You will be eligible to participate in Avon's annual incentive program available to Executive Vice President level associates beginning with the 2012 plan year. We will recommend to the Compensation Committee that your annual target award be 90% of your earned base salary for the performance period, with the opportunity for a maximum payout of 200% of target. Annual awards are contingent on relevant individual and business performance goals being achieved. Payment, if any, will be in 2013.

Should joining Avon result in the forfeiture of your 2011 annual incentive cash award with your current company (Ahold), Avon will pay you a cash bonus equal to the amount you forfeited, calculated as your current annual incentive target multiplied by the payout percentage as disclosed in Ahold's 2011 annual report, less any payment made to you for such bonus by Ahold and converted from EURO to USD using a 2011 average exchange rate. This payment will be made within 30 days of Ahold's annual report public filing date.

You will be eligible to participate in the long-term incentive program available to all Executive Vice President level associates. Long-term incentives are currently delivered 70% in performance-based restricted stock units (“PRSUs”) and 30% in performance-based cash. PRSUs are generally settled in shares of Avon common stock. The number of PRSUs that vest and the payout percentage for performance cash are subject to performance against pre-set goals. Cycles are generally three years in duration. We will recommend to the Compensation Committee that your target award be 230% of base salary. If your hire date with Avon is prior to December 1, 2011, you will receive your first grant in 2011 and participate in the 2011-2013 performance cycle. If your hire date is on or after December 1, 2011, you will receive your first regular award in 2012 and participate in the 2012-2014 performance cycle.

We recognize that you will be forfeiting a significant amount of value in unvested equity and other benefits when you leave your current employer. In order to help offset this loss, we

Kimberly Ross
May 18, 2011

will recommend to the Compensation Committee that you receive the cash sign-on bonus and time-based restricted stock unit (“RSU”) award as described in the two paragraphs below.

We will provide a total cash sign-on bonus of $300,000, paid in two equal installments less applicable taxes. The first installment (50% of the award) is payable within 30 days of your start date with Avon. The second installment is payable as soon as practicable after your one-year anniversary with Avon but no later than the end of such calendar year. Should you leave Avon voluntarily within one year of your first date of employment, you will be required to repay the first installment of this sign-on bonus to Avon, prorated to reflect the number of months you have not worked over the twelve month period. Such repayment would be due within 45 days of your termination of employment.

We will also recommend that you receive a one-time RSU award in accordance with Avon's off-cycle granting policy under the Avon Products Inc. 2010 Stock Incentive Plan. Should your start date be prior to December 1, 2011, then this RSU award will be granted at a value equal to $1,800,000 and vest 50% per year over two years. If your start date is on or after December 1, 2011, this RSU award will be granted at a value equal to $2,400,000 and vest 40% on the first anniversary of grant, 40% on the second anniversary of grant and 20% on the third anniversary of grant. Settlement is generally in shares of Avon common stock.

As a senior executive of Avon, you will need to adhere to stock ownership guidelines, which encourage executive share ownership and align executive interests with those of shareholders consistent with best practices among high-performing companies. You will be required to own Avon stock equal to three times base salary within five years from the date of hire.

As you are currently working as an expatriate, Avon will repatriate you to the United States and provide the repatriation benefits as described under our Long-Term International Assignment Policy. Should you accept this offer, Avon will also provide assistance to you in finding and either renting or purchasing a home in the New York area, provided you decide to rent or purchase a home within twelve months from your start date with Avon. This assistance includes home finding support and reasonable closing costs associated with a home purchase. Should you decide to purchase a home, in order to assist with your move to a higher cost-of-living area, Avon will provide a special bonus in three installments, intended to reimburse you for three percentage points of interest on your mortgage in year one, two percentage points of interest on your mortgage in year two and one percentage point of interest on your mortgage in year three (up to a mortgage of $1,000,000). The first, second and third payments will be made to you in approximately 12 months, 24 months and 36 months after you purchase your home in New York, respectively. Should you decide to rent a home, you will instead receive a special bonus in line with the rental subsidy benefit provided under our relocation policy. Should you leave prior to your first anniversary date, you will not be eligible for these payments. Should you leave the company after your first anniversary, but prior to any of the payment dates reference above, you will receive a

Kimberly Ross
May 18, 2011

prorated bonus reflecting the time you have been with Avon. In addition, Avon will also provide tax preparation services for the first calendar year of your relocation.

You will be eligible to participate in the benefit programs generally available to all associates who satisfy certain eligibility requirements as of your date of hire. Accordingly, you will be eligible for our health and welfare benefits such as medical, dental, vision and long-term disability plans as of your date of hire. In addition, assuming you satisfy the eligibility requirements, the Avon Personal Savings Account Plan (Avon's 401(k) plan) is available to you on your date of hire. Also, assuming you are in an eligible class and you satisfy the eligibility requirements under the Avon Products, Inc. Personal Retirement Account Plan (the “PRA”), Avon's retirement plan, we will automatically open a PRA account for you after you complete one year of service. The PRA is a cash balance pension account designed to provide you with a source of retirement income if you should leave Avon at any time after becoming vested. You will also be covered under other Avon compensation plans and policies in which similarly situated Avon executives participate, including Avon's change in control policy and compensation recoupment policy.

Under the Avon Products, Inc. Severance Pay Plan (the “Severance Plan”), generally, you are eligible to receive 24 months base pay as severance in the form of salary continuation. Please note that payment of your severance benefits will be in accordance with the provisions of Section 409A, including any applicable six-month delay for certain payments made upon termination of employment. In order to be eligible for severance benefits under the Severance Plan, you will be required to sign a general release of all claims. The Severance Plan may be amended at any time.

You will be eligible for a transportation allowance equal to $11,000 per year and paid monthly (approximately $916.67 per month). You will also be eligible for a financial planning allowance up to $12,500 per year. This allowance will be reduced to $9,500 in your first calendar year in order to account for the fact that tax filing support will be provided as part of your relocation to New York, as described above. These benefits are subject to the terms of Avon's executive perquisite program as in effect from time to time.

You will be eligible for four weeks of vacation. If you leave Avon's employment you will be paid for any unused vacation earned and not used until the termination date.

Your employment at Avon is contingent upon your passing a satisfactory background investigation, reference checks, compliance with immigration law and passing a drug screening test. As you may be aware, immigration law requires that Avon verify the employment authorization status of all new employees. Therefore, on your first day you will be asked to provide documents which establish your identity and employment eligibility. We will forward a list of acceptable documents for verification purposes in due course.

Avon maintains a drug free work environment and requires that all new hires pass a drug screen as a condition of employment. The results of this test must be received prior to your date of employment; you should allow 3-4 business days for the results to be processed.

Kimberly Ross
May 18, 2011

Kimberly, I very much look forward to your joining Avon. We appreciate that you have an obligation to provide a certain amount of notice to your current employer, however, I am hopeful that your start date with Avon is as soon as possible but not later than the end of this calendar year (unless mutually agreed). I am confident your career at Avon will be rewarding. If you have any questions, please feel free to call me at [telephone number].

Sincerely,

/s/ Lucien Alziari

Lucien Alziari
Senior Vice President, Human Resources and Corporate Responsibility

cc:     Andrea Jung, Chief Executive Officer
Gina Fitzsimons, Executive Director, Global Compensation and Benefits

Accepted and Agreed to:

/s/ Kimberly Ross                May 20, 2011
Kimberly Ross                     Date